Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER NET SALES

AFFIRMS GUIDANCE

New York, New York, October 24, 2022 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2022, net sales rose to a record $280 million, a 7% increase from $263 million in the third quarter of 2021, for a year-to-date sales increase of 16%. At comparable foreign currency exchange rates, third quarter net sales increased 12%. The average dollar/euro exchange rate for the current third quarter was 1.01 compared to 1.18 in the third quarter of 2021 leading to a negative 5% foreign exchange impact.

For the first nine months of 2022, the average dollar/euro exchange rate was 1.06 and 1.19 for the same period in 2021, representing an adverse foreign exchange impact of 5%. Inter Parfums plans to issue results for the 2022 third quarter on or about November 9, 2022 and initial guidance for 2023 on November 21, 2022.

Net Sales:

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change

European based product sales	$198	$206	(4%)	$547	$527	4%
United States based product sales	82	57	45%	229	142	62%
	$280	$263	7%	$776	$669	16%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Several factors contributed to the top line growth of our U.S. operations in the third quarter. Our newer brands, Ferragamo, Donna Karan and DKNY, accounted for 41% of the gains while organic growth from established brands, including GUESS?, Oscar de la Renta, Hollister, and Abercrombie & Fitch made up much of the balance. Donna Karan/DKNY sales only commenced as of the end of July, and thus year-to-date, new brands contributed 36% to our sales growth with established brands responsible for the remainder.”

He continued, “In Euro, European operations grew sales by 12%, as our three largest brands, Montblanc, Jimmy Choo and Coach, outperformed last year’s third quarter by 11%, 32% and 3%, respectively. Many of our mid-sized brands, including Kate Spade, Rochas, Boucheron, Van Cleef & Arpels and Karl Lagerfeld achieved comparable quarter sales growth as well. However, the 17% decrease in the average euro to dollar exchange rate masked those sales gains, and as a result, we are reporting a 4% decline in third quarter European based product sales in dollars.”

Discussing recent trends and developments, Michel Atwood, CFO stated, “While our growth was modest in comparison to previous quarters, we are up against significant comparables since Q3’21 was up 64%, and we continue to have supply chain challenges which pushed the delivery of certain holiday gifts sets into the fourth quarter. On the good news front, our Italian operations are fully operational and highly effective; in fact, Ferragamo is on track to be our second largest brand under the U.S. operations banner this year. We also continue to see strong momentum in our travel retail business and our small but growing travel amenities operation has begun to show real promise.”

Mr. Atwood went on to say, “On a consolidated basis, the 7% sales gain in the third quarter factors in organic sales growth of 3%, 9% due to new brands, and a negative 5% impact of currency translation. Year-to-date, the 16% top line improvement reflects 13% of organic sales growth, 8% attributable to new brands and a negative 5% impact of currency translation. While the strength of the dollar has obscured the growth of our European operations, on the upside, our gross margin should continue to benefit as almost 50% of net sales by our European based operations are denominated in U.S. dollars, while most of its costs are incurred in euro. Finally, we remain on track to achieve our 2022 goal of approximately $1 billion in net sales, resulting in diluted net income per share of $3.25. Guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623// kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com